EXHIBIT 99.1

NEWS RELEASE

Visa Resolves Monetary Claims in
Multi-District Litigation

Looks forward to continued partnership with merchants to grow digital commerce

San Francisco, September 18, 2018 – Visa Inc. (NYSE: V), Mastercard and U.S. financial institution defendants have agreed to settle and resolve class claims in the multi-district interchange litigation. The claims were originally brought by a class of U.S. retailers in 2005. The current agreement addresses monetary claims, and does not resolve class claims seeking modifications to network rules.
“After years of thoughtful negotiation, we are pleased to be able to reach this agreement and move forward in our partnership with merchants to provide consumers convenient, reliable, secure ways to pay,” said Kelly Mahon Tullier, executive vice president, general counsel, Visa. “This outcome benefits all parties and enables us to focus more of our resources and attention to building the future of digital commerce together.”
The proposed settlement amount is approximately $6.2 billion. Visa’s share represents approximately $4.1 billion, which will be satisfied through funds previously deposited with the court plus the $600 million Visa deposited into its litigation escrow on June 28, 2018. No additional funds are required for this class settlement. Visa’s share is covered under its U.S. Retrospective Responsibility Plan, which was created to insulate the company and class A shareholders from financial liability for certain litigation cases.
Additional information about this settlement and the U.S. Retrospective Responsibility Plan can be found on Form 8-K filed September 18, 2018 with the U.S. Securities and Exchange Commission and available at www.sec.gov.

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Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere.  As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit https://usa.visa.com/about-visa/our_business.html, visacorporate.tumblr.com and @VisaNews.

Contacts:

Visa Inc.
Investor Relations
Mike Milotich, 1 650 432 7644
InvestorRelations@visa.com

Media Relations
Amanda Pires, 1 415 805 4892
GlobalMedia@visa.com